Exhibit 99.1

EQUINIX TO OPEN THIRD DATA CENTER IN THE SILICON VALLEY; COMPANY

UPDATES 2005 GUIDANCE

Acquisition of New 103,000 Sq. Ft. Facility Gives Equinix Additional Capacity For Growth in One of Its Fastest Growing Markets

FOSTER CITY, CA — December 8, 2004 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it has signed a long-term lease for an additional 103,000 square feet of data center space in San Jose close to the company’s two other Internet Business Exchange™ (IBX®) centers in the region. As a result of the addition of the new facility, Equinix has updated guidance for the year ending December 31, 2005.

The expansion, acquired through the purchase of assets and the assumption of the existing data center lease from AboveNet, adds approximately 2,000 cabinets. The expansion increases Equinix’s Silicon Valley footprint to approximately 400,000 square feet and its global footprint to approximately 1.4 million square feet, solidifying Equinix’s position as the leading provider of network-rich data centers and Internet exchange services. Equinix intends to begin placing new customers in the center starting March 1, 2005.

With more than 200 network service providers, all of the top ten Web properties (according to Nielsen NetRatings November 22, 2004) and hundreds of other companies operating within its facilities, Equinix’s neutral, network-rich IBX centers serve as hubs for the exchange of core Internet traffic.

All three of Equinix’s Silicon Valley centers will be interconnected through redundant AboveNet dark fiber links managed by Equinix in order for participants in each center to leverage the benefits of directly connecting with participants in the other centers. Customers in the new center will have immediate and scalable access to more than 50 networks and numerous strategic business partners for transit, peering and exchange services, including AboveNet which will provide the dark fiber services to the three Silicon Valley centers through the term of the lease.

The new center features a physical infrastructure that is consistent with Equinix’s industry-leading standards for high-performance security, environmental control and power availability. This power infrastructure will support blade technologies and other high power density deployments.

“Equinix continues to experience strong demand in Silicon Valley for our high-performance Internet hubs where a critical mass of networks, enterprises and content companies can operate and directly exchange traffic with each other,” said Peter Van Camp, CEO of Equinix. “This expansion comes as a result of the tremendous success we have seen in our San Jose center and the Santa Clara center that we opened one year ago, and it gives us additional capacity to maintain our momentum in this market with minimal capital investment.”

Equinix intends to invest approximately $5.0 million of capital expenditures in 2005 to make additional infrastructure enhancements to this new center. The new Silicon Valley center is expected to generate, at capacity, annual revenues between $25.0 and $30.0 million. Equinix expects long-term cash gross margins from this expansion to be in excess of 65%, consistent with the company’s model for previous expansion centers.

As a result of the acquisition of the new Silicon Valley data center, Equinix has updated its guidance for 2005. Total revenues for 2005 are expected to be in the range of $202.0 to $212.0 million. Cash gross margins are expected to be in the range of 51% to 53%. This reduction in cash gross margins is a result of additional rent and headcount costs associated with the new Silicon Valley data center. In addition, these costs are offset by approximately $3.0 million of the new Ashburn data center lease costs that are expected to be allocated for accounting purposes to capital equipment leased in the center. Cash selling, general and administrative expenses are expected to remain in the range of $48.0 to $50.0 million. EBITDA for the year is expected to be between $55.0 and $60.0 million.

Capital expenditures for 2005 are expected to be in a range of $23.0 to $27.0 million, comprised of $13.0 to $15.0 million of ongoing capital expenditures and approximately $10.0 to $12.0 million of expansion capital expenditures for the new Silicon Valley center and the remaining build-out of the Ashburn expansion. Free cash flow is expected to exceed $30.0 million.

Consistent with our prior guidance, Equinix is expected to become net income positive by the fourth quarter of 2005, excluding the impact of mandatory expensing of stock options. This timeline would be accelerated upon the conversion of the STT convertible secured notes in 2005, provided the stock trades at $32.12 for 30 consecutive trading days.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s 14 Internet Business Exchange™ (IBX®) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

Equinix Contact:

David Fonkalsrud

K/F Communications, Inc.

(415) 255-6506

dave@kfcomm.com